Exhibit 10.10

CAPSTONE HOLDING CORP.

2025 Stock Incentive Plan

Master Restricted Stock Agreement

Capstone Holding Corp. (the “Company”) and the Recipient named below each hereby into this Master Restricted Stock Agreement on the execution date specified in the table below (including the Terms and Conditions attached hereto, the “Agreement”). The Company grants to the Recipient the shares of Restricted Stock specified herein on the dates specified herein pursuant to the Capstone Holding Corp. 2025 Stock Incentive Plan, as amended and in effect from time to time (the “Plan”).

Name of recipient (the “Recipient”):	Matthew Lipman
Reference Date	June 30, 2026
Aggregate Reference Percentage	7.25%
Date of execution (the “Execution Date”)	August 7, 2026
Date of initial grant of Restricted Stock under this Agreement (the “Initial Grant Date”):	August 7, 2026
Type of Restricted Stock granted pursuant to this Agreement:	Common Shares
Aggregate Number of Shares of such type of Restricted Stock granted pursuant to this Agreement:	The aggregate of (a) 1,094,648 Common Shares (the “Reference Date Stock”) plus (b) the BDP Stock (as hereinafter defined).
Consideration payable for shares of Restricted Stock, if any:	$0.00
Vesting Schedule of Separation Vesting Stock:	As provided in Section 2 of the Agreement.
Vesting Schedule of 3-Full Year Vesting Stock:	As provided in Section 2 of the Agreement.

Signature of Recipient Address:	CAPSTONE HOLDING CORP. By: Name: Edward Schultz Title: Chief Financial Officer

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CAPSTONE HOLDING CORP.

2025 Stock Incentive Plan

Master Restricted Stock Agreement – Terms and Conditions

The Company agrees to award to the Recipient, and the Recipient agrees to accept from the Company, the number of shares of Restricted Stock set forth on the cover page hereof. If elected by the Company in its sole discretion, the Company and Recipient agree to enter into short-form grant agreements referencing this Agreement on the applicable Grant Date (each, a “Short-Form Agreement”).

1.    Grants Under Plan.

(a)    The Company shall issue to Recipient on the Initial Grant Date and each BDP Grant Date (as defined below) (each of the foregoing, a “Grant Date”) an award of restricted stock consisting of an aggregate number of shares of common stock specified in the table above (the “Restricted Stock”) allocated between Separation Vesting Stock and 3-Full Year Vesting Stock in accordance with Section 1(d) below, provided that (i) Recipient has not severed all Business Relationship (as defined below) with the Company or any subsidiary prior to the respective Grant Date and (ii) there is availability under the Plan as of the respective Grant Date (any shares of Restricted Stock not issued on a Grant Date due to this clause (ii) (an “Availability Condition Date”) are referred to herein as the “Availability Condition Stock”). This award is subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by this reference. Capitalized terms used in this Agreement but not defined herein have the respective meanings specified in the Plan or in any employment or similar agreement between the Recipient and the Company or a subsidiary, as applicable.

(b)    The Company shall issue to Recipient on the Initial Grant Date the Reference Date Stock (as specified on the cover page hereto).

(c)    The Company shall issue to Recipient on January 31 of each year occurring during the BDP Availability Period (as hereinafter defined), such other dates, if any, occurring during the BDP Availability Period approved by the Committee in its sole discretion, and the 15th day of the calendar quarter following the last day of the BDP Availability Period that is determined pursuant to subsection (a) or (c) of such definition (such date, the “Final BDP Grant Date”) (each of the foregoing, a “BDP Grant Date”) an award of restricted stock consisting of an aggregate number of shares of common stock equal to the sum of (x) the Aggregate Reference Percentage of the BDP Issuances during the period commencing on the first day after the date used to calculate the aggregate number of shares on the most recent Grant Date (each, a “BDP Calculation Date”), which BDP Calculation Date is June 30, 2026 for the Initial Grant Date, plus (y) the Aggregate Reference Percentage of such number of shares determined pursuant to preceding clause (x).

(d)    On each Grant Date, the aggregate number of shares of Restricted Stock to be issued to Recipient on such Grant Date (the “Applicable Aggregate Share Amount”) shall be issued to Recipient in one or more awards as follows: (i) the Applicable Aggregate Share Amount multiplied by applicable Separation Vesting Reference Percentage and (ii) the Applicable Aggregate Share Amount multiplied by the applicable 3-Full Year Vesting Reference Percentage; provided, however, that if the Recipient requests in writing a modification of the Separation Vesting Reference Percentage and/or the 3-Full Year Vesting Reference Percentage (each, an “Allocation Vesting Reference Percentage”) no later than ten (10) business days prior to a BDP Grant Date and the Administrator approves in its sole discretion any modification to the Allocation Vesting Reference Percentages for such Additional BDP Grant Date, then such modified Allocation Vesting Reference Percentages shall apply to the determination of the number of shares of Separation Vesting Stock and 3-Full Year Vesting Stock awarded on such BDP Grant Date.

(e)    The Company shall issue Availability Condition Stock to Recipient on the first BDP Grant Date to occur after an Availability Condition Date for which there is availability under the Plan and the Recipient has not severed all Business Relationship with the Company or any subsidiary prior to such Grant Date. The Company shall cause one or more amendments to the Plan to become effective such that there will be no Availability Condition Stock as of the Final BDP Grant Date.

(f)    The Company shall issue to Recipient on the Final BDP Grant Date an award of restricted stock consisting of a number of shares of common stock equal to the aggregate number of shares to which Recipient was entitled to receive under this Agreement that was not previously awarded to Recipient.

2.    Vesting.

(a)    Separation Vesting Stock.

(i)    If the Recipient’s Business Relationship with the Company or any subsidiary is terminated after the Execution Date (x) by reason of Recipient’s death or Disability; (y) by the Company or any subsidiary for any reason other than Cause, including, as applicable, the failure to be nominated to serve as a director of the Company; or (z) by the failure to be elected by the shareholders of the Company to serve as a director (such date described in clause (x), (y) or (z), the “Separation Vesting Date”), then 100% of the shares of Separation Vesting Stock granted to Recipient under this Agreement shall automatically vest on the Separation Vesting Date.

(ii)    If the Recipient’s Business Relationship with the Company or any subsidiary is terminated for any reason other than in a manner described in Section 2(a)(i), all shares of Separation Vesting Stock granted to Recipient under this Agreement shall be automatically forfeited on the date of such termination.

(b)    3-Full Year Vesting Stock.

(i)    If the Recipient has maintained continuously a Business Relationship through the three-year anniversary of a Grant Date, then 100% of the shares of 3-Full Year Vesting Stock awarded on such Grant Date will vest on such three-year anniversary date.

(ii)    For the avoidance of doubt, no shares of 3-Full Year Vesting Stock shall become vested under any circumstances with respect to the Recipient after the Separation Date (as hereinafter defined).

(c)    All Restricted Stock.

(i)    Any determination under this Agreement as to Business Relationship status or other matters referred to above in this Section 2 shall be made in good faith by the Administrator whose decision shall be final and binding on all parties.

(ii)    For the avoidance of doubt, no shares of Restricted Stock will be granted under this Agreement after the Recipient’s Business Relationship has been terminated (such date of termination, the “Separation Date”).

3.    Restrictions on Transfer. The Recipient shall not sell, assign, transfer, pledge, encumber or dispose of all or any of his or her unvested shares of Restricted Stock.

4.    Rights as a Stockholder. The Recipient shall have all rights as a stockholder of the Company as provided in Section 6(c) of the Plan with respect to the Restricted Stock granted under this Agreement no earlier than the relevant Grant Date.

5.    Withholding Taxes. The Company or an employing subsidiary may withhold any and all applicable income and employment taxes required to be withheld from the Recipient in connection with the issuance or vesting of the shares of Restricted Stock to the Recipient, as provided in the Plan.

6.    Compliance with Securities Act; Lock-Up Agreement. The Company shall not be obligated to issue any Restricted Stock or other securities pursuant to this Agreement unless the Restricted Stock or other securities with respect to which this Agreement applies are at that time effectively registered or exempt from registration under the Securities Act and applicable state or provincial securities laws/any applicable securities laws unless the Recipient complies with the remaining portion of this Section 6. In the event Restricted Stock or other securities shall be issued that shall not be so registered, the Recipient hereby represents, warrants and agrees that he or she will receive such Restricted Stock or other securities for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel. The Recipient further hereby agrees that as a condition to the acquisition of Restricted Stock pursuant to this Agreement, he or she will execute an agreement in a form acceptable to the Company to the effect that the Restricted Stock shall be subject to any underwriter’s lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by officers and employees of the Company, and such agreement or a successor agreement must be in full force and effect.

7.    Legends. The Recipient hereby acknowledges that the stock certificate or certificates (or entries in the case of book entry form) evidencing Restricted Stock or other securities issued pursuant to this Agreement may bear a legend (or provide a restriction) setting forth the restrictions on their transferability described in Section 6 hereof, if such restrictions are then in effect.

8.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Recipient consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

9.    Company Policies. This award shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time, in accordance with applicable law.

10.    Provision of Documentation to Recipient. By signing the cover page of this Agreement, the Recipient acknowledges receipt of a copy of this entire Agreement, a copy of the Plan and a copy of the Plan’s related prospectus.

11.    Effect upon Employment and Performance of Services. Nothing in this Agreement or the Plan shall be construed to impose any obligation upon the Company or any subsidiary to employ or utilize the services of the Recipient or to retain the Recipient in its employ or to engage or retain the services of the Recipient.

12.    Section 409A of the Internal Revenue Code. The award of the shares of Restricted Stock hereunder is intended to be exempt from or in compliance with the requirements of Code Section 409A so as to avoid the potential adverse tax consequences to the Recipient of Code Section 409A, and the Committee may make such modifications to this Agreement as it deems necessary or advisable to avoid such adverse tax consequences. Notwithstanding any provision herein or in the applicable Plan to the contrary, the Recipient acknowledges that the Recipient will be solely responsible for any and all tax liabilities payable by the Recipient in connection with the Recipient’s acquisition of the Restricted Stock. The Company (a) makes no representation or undertaking regarding the application of any income tax, social insurance, payroll tax or other tax-related obligations (“Tax-Related Items”) in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares underlying the Restricted Stock and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Recipient’s liability for any Tax-Related Items.

13.    Nature of Award. By accepting this award, the Recipient acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and this Agreement;

(b)    the grant of this award is voluntary and occasional and does not create any contractual or other right to receive future awards under the Plan or benefits in lieu of Plan awards, even if Plan awards have been granted in the past;

(c)    all decisions with respect to future Plan awards will be at the sole discretion of the Committee;

(d)    he or she is voluntarily participating in the Plan;

(e)    the future value of Restricted Stock is unknown and cannot be predicted with certainty;

(f)    if the Recipient resides and/or works outside the United States, the following additional provisions shall apply:

(i)    any Restricted Stock acquired under the Plan do not replace any pension or retirement rights or compensation;

(ii)    any Restricted Stock acquired under the Plan do not constitute compensation of any kind for services of any kind rendered to the Company and/or any subsidiary thereof and are outside the scope of the Recipient’s employment contract, if any;

(iii)    any Restricted Stock acquired under the Plan are not part of normal or expected compensation or salary, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, service awards, pension or retirement or welfare benefits or similar payments unless such other arrangement explicitly provides to the contrary;

(iv)    no claim or entitlement to compensation or damages shall arise from forfeiture of any Restricted Stock under this award resulting from a termination of the Business Relationship for any reason and in consideration of the grant of this award, the Recipient irrevocably agrees never to institute a claim against the Company and/or any subsidiary, waives his or her ability to bring such claim and releases the Company and/or its subsidiaries from any claim; if, notwithstanding the foregoing, such claim is allowed by a court of competent jurisdiction, then by accepting this award, the Recipient is deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(v)    neither the Company nor any subsidiary shall be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States dollar that may affect the value of the award or any amounts due pursuant to the award or the subsequent sale of any Shares acquired upon settlement.

14.    Certain Definitions.

(a)    “3-Full Year Vesting Reference Percentage” means, as of the Initial Grant Date, 100%.

(b)    “3-Full Year Vesting Stock” means all Restricted Stock issued to Recipient pursuant to Section 1 of this Agreement that is not Separation Vesting Stock.

(c)    “Aggregate Reference Percentage” means the percentage set forth in the table on the cover page to this Agreement.

(d)    “BDP” is the acronym for base dilution protection.

(e)    “BDP Availability Period” means the period commencing on June 30, 2026 and continuing until the earliest to occur of (A) March 31, 2031, (B) the Separation Date and (C) the date, if any, that at least eighty percent (80%) of the Board have approved as the cessation date for Recipient and all other recipients of similar award structures.

(f)    “BDP Issuances” means the common stock of the Company issued during an applicable period.

(g)    “BDP Stock” means all Restricted Stock issued to Recipient pursuant to this Agreement other than the Reference Date Stock.

(h)    “Business Relationship” means service to the Company or its subsidiaries in the capacity of an employee, officer, director, consultant or advisor, unless specified otherwise in a written agreement between the Recipient and the Company or a subsidiary. For purposes hereof, a Business Relationship shall not be considered as having terminated during any military leave, sick leave or other leave of absence if approved in writing by the Company (or a subsidiary) and if such written approval, or applicable law, contractually obligates the Company (or the subsidiary) to continue the Business Relationship of the Recipient after the approved period of absence.

(i)    “Cause” means that Recipient is determined by the administrator of the Plan (the “Administrator”) to have committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company or any of its subsidiaries or because Recipient has made any unauthorized disclosure of any of the secrets or confidential information of the Company or any of its subsidiaries. The preceding notwithstanding, if the Recipient has a written employment, consulting, severance or similar agreement with the Company that defines the term “cause”, then the definition(s) of such term in such agreement shall control for purposes of this Agreement. The Administrator may also determine that a Recipient’s termination was for Cause retroactively if the Administrator determines after the date of termination that grounds for termination for Cause existed at the time of termination. The determination as to whether a Recipient termination was for Cause shall be made in good faith by the Company and shall be final and binding on the Recipient.

(j)    “Disability” means Recipient’s inability to perform the essential duties, responsibilities and functions of Recipient’s position with the Company for a continuous period of ninety (90) days as a result of any mental or physical disability or incapacity, with or without reasonable accommodation, all as determined by the Administrator in its reasonable discretion.

(k)    “Separation Vesting Reference Percentage” means, as of the Initial Grant Date, 0%.

(l)    “Separation Vesting Stock” means all Restricted Stock issued to Recipient pursuant to Section 1 of this Agreement, which amount was determined by reference to the Separation Vesting Reference Percentage.

15.    Miscellaneous.

(a)    Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. Except as set forth in the immediately following sentence, this Agreement may be modified, amended or rescinded only by a written agreement executed by the Recipient and the Company. Amendments and modifications of the definition of BDP Availability Period may be effected by a written agreement executed only by the Company and only after approval of 80% of the Board.

(b)    Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(c)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth herein.

(d)    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without giving effect to the principles of the conflicts of laws thereof; provided, that if after the Execution Date the jurisdiction of incorporation of the Company is a State other than the State of Delaware, then this Agreement shall be governed by and interpreted in accordance with the laws of that other State without giving effect to the principles of the conflicts of laws thereof.

(e)    Construction. This Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Agreement, the Plan shall control. In the event of a conflict between the terms of the Plan and an employment or similar agreement the specific terms of which relate to this award, the terms of the employment or similar agreement shall control. In the event of a conflict between the terms of this Agreement and a Short-Form Agreement, the terms of this Agreement shall control. The titles of the sections of this Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include all genders; the singular shall include the plural and the plural the singular unless the context otherwise requires.

(f)    Data Privacy. By entering into this Agreement and except as otherwise provided in any data transfer agreement entered into by the Company, the Recipient: (i) authorizes the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company such information and data as the Company shall request in order to facilitate the issuance of Restricted Stock and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form. For purposes of this Section 15(f), the term “Company” refers to the Company, its subsidiaries and any other affiliate.

(g)    Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Recipient, to the address set forth on the cover page hereof or at the address shown on the records of the Company, and if to the Company, to the Company’s principal offices, attention of the Corporate Secretary.